                                                                    Exhibit 23.2


                        CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of ATMI, Inc. for the registration of 3,811,405 shares of its common stock and to the incorporation by reference therein of our report dated February 8, 1999 with respect to the consolidated financial statements and schedule of ATMI included in the Annual Report on Form 10-K and our report dated June 29, 1999, with respect to the supplemental consolidated financial statements and schedule of ATMI included in its Current Report dated May 31, 1999 (Form 8-K/A) for the year ended December 31, 1998, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Stamford, Connecticut
June 29, 1999